Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of Lawson Holdings, Inc. of our report dated July 29, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Lawson Software, Inc.’s Annual Report on Form 10-K for the year ended May 31, 2005.  We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 20, 2006